Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Third Quarter 2024 Financial Results
ALEXANDRIA, Louisiana, October 30, 2024 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the third quarter of 2024.
Net income for the third quarter of 2024 was $8.8 million, or $1.27 per diluted common share (“EPS”), an increase of $767,000, or 9.6%, compared to $8.0 million, or $1.16 EPS, for the second quarter of 2024, and an increase of $733,000, or 9.1%, compared to $8.0 million, or $1.12 EPS, for the third quarter of 2023. For the third quarter of 2024, the quarterly return on assets was 1.13%, and the quarterly return on equity was 11.11%.
Net income for the nine months ended September 30, 2024, was $24.9 million, or $3.59 EPS, a decrease of $1.7 million, or 6.2%, compared to $26.6 million, or $3.70 EPS, for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, the return on assets was 1.08%, and the return on equity was 10.86%.
Third Quarter 2024 Performance and Operational Highlights
In the third quarter of 2024, the Company reported higher earnings, an improved net interest margin, and fairly consistent loans and deposits. We deployed excess funds into the securities portfolio and completed a significant stock repurchase. In mid-September, the target range of the federal funds rate was reduced by 50 basis points (“bps”).
•Net income for the third quarter of 2024 was $8.8 million compared to $8.0 million for the prior quarter. Net income for the third quarter benefited from higher net interest income and an improved net interest margin fully tax equivalent (“FTE”), along with higher noninterest income.
•Net interest income and net interest margin FTE increased for the third quarter of 2024 compared to the prior quarter. Net interest income for the third quarter of 2024 was $22.5 million compared to $21.8 million for the prior quarter. Net interest margin FTE for the third quarter of 2024 was 2.98% compared to 2.92% for the prior quarter. These increases were due to improved yields on securities and loans outpacing higher deposit rates.
•Noninterest income totaled $5.4 million for the third quarter of 2024, an increase of $321,000, or 6.3%, compared to $5.1 million for the previous quarter. Noninterest income benefited from the receipt of a $151,000 nonrecurring loan fee.
•As of September 30, 2024, assets were $3.10 billion, which was $53.2 million, or 1.7%, higher than June 30, 2024. The increase was mainly due to a $30.5 million increase in deposits.
•Deposits totaled $2.75 billion as of September 30, 2024, an increase of $30.5 million, or 1.1%, compared to $2.72 billion as of June 30, 2024. In the third quarter of 2024, customer deposit balances remained consistent, with normal activity.
•As of September 30, 2024, loans held for investment (“HFI”) were $2.06 billion, slightly higher than $2.05 billion as of June 30, 2024. In the third quarter of 2024, we closed on a high level of loan commitments, which should fund over time.
•As of September 30, 2024, total securities were $697.7 million, which was $31.1 million, or 4.7%, higher than June 30, 2024. In the third quarter of 2024, we redeployed cash flows from lower yielding securities into higher yielding securities, as well as deployed other liquid assets into the securities portfolio.
•As of September 30, 2024, liquid assets, which are cash and cash equivalents, were $232.6 million, and the liquid assets to assets ratio was 7.50%. We do not have any borrowings, brokered deposits, or internet-sourced deposits.
•In the third quarter of 2024, the provision for credit losses totaled $300,000. This included $200,000 for loans and $100,000 for unfunded loan commitments.
•As of September 30, 2024, nonperforming assets (“NPA(s)”) were $3.1 million, or 0.10% of assets, and the allowance for credit losses (“ACL”) was $21.8 million, or 1.06% of loans HFI.
•We paid a quarterly cash dividend of $0.09 per common share in the third quarter of 2024.
•The 2024 stock repurchase program authorizes us to purchase up to $5.0 million of our outstanding shares of common stock from January 1, 2024 through December 31, 2024. In the third quarter of 2024, we entered into a privately negotiated stock repurchase agreement for the repurchase of 60,000 shares at an aggregate cost of $3.0 million. In connection with this repurchase, we reduced the availability under the 2024 repurchase program by $3.0 million. We also repurchased 233 shares at an aggregate cost of $11,000 from the open market. As of September 30, 2024, the 2024 stock repurchase program had $1.2 million remaining.
•As of September 30, 2024, capital levels were strong with a stockholders’ equity to assets ratio of 10.46%, a leverage ratio of 11.90%, and a total risk-based capital ratio of 18.07%.

•The book value per share of common stock was $47.51 as of September 30, 2024, compared to $44.58 as of June 30, 2024. This improvement was primarily due to the decrease in the accumulated other comprehensive loss related to securities and net income added to stockholders’ equity, partially offset by stock repurchases.
Blake Chatelain, President and Chief Executive Officer, stated, “We are pleased with the financial results for the third quarter of 2024. We managed continued improvement to the net interest margin FTE, higher earnings, solid asset quality, steady loan activity, and continued strong liquidity and capital.
“Throughout the majority of the third quarter, until the Federal Reserve reduced the federal funds rate, we continued to reprice assets at a quicker pace than liabilities, which benefited net interest margin FTE and net interest income. Loan demand continued to be steady in the third quarter, despite some companies possibly placing investment decisions on hold due to the pending presidential election. We did, however, close on a significant amount of construction loan commitments, which should fund over the next year.
“On September 18, 2024, the Federal Reserve reduced the federal funds rate by 50 bps. This marks the conclusion of one of the most aggressive interest rate tightening cycles in many years. The rapid increase in interest rates has been challenging for banks and their customers. A lower interest rate environment should spur loan demand and mortgage loan activity, as well as help moderate accumulated other comprehensive loss in stockholders’ equity related to securities. Overall, the Louisiana economy seems to be faring well, and our customers’ balance sheets and earnings appear solid.
“Our company is well-positioned for the future, with robust capital and liquidity levels combined with a great team of community bankers. As we gain more clarity regarding future interest rates and the presidential election concludes, we remain committed to providing steady financial results for the company.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE increased in the third quarter of 2024 compared to the prior quarter. These increases were due to improved yields on securities and loans outpacing higher deposit rates. After keeping the federal funds rate consistent since the third quarter of 2023, the Federal Open Market Committee (“FOMC”) decreased the federal funds rate by 50 bps in September of 2024.
Net interest income for the third quarter of 2024 was $22.5 million, which was $670,000, or 3.1%, higher than the second quarter of 2024, due to a $1.2 million increase in interest and dividend income, partially offset by a $550,000 increase in interest expense. The increase in interest and dividend income was due to higher interest income on loans and securities. Loan income increased $1.0 million primarily due to higher rates on new and renewed loans compared to the existing portfolio. The average rate on new and renewed loans was 7.89% for the third quarter of 2024 and 7.98% for the prior quarter. Securities income increased $266,000 due to reinvesting lower yielding securities cash flows into higher yielding securities. The increase in interest expense was primarily due to higher rates on interest-bearing transaction deposits and time deposits.
The net interest margin FTE increased six bps to 2.98% for the third quarter of 2024, compared to 2.92% for the prior quarter. This increase was due to improved yields on securities and loans, partially offset by higher deposit costs. The yield on securities increased 15 bps due to reinvesting lower yielding securities cash flows into higher yielding securities. The yield on loans increased 11 bps due to higher rates on new and renewed loans compared to the existing portfolio. The cost of deposits increased six bps to 1.81% for the third quarter of 2024, compared to 1.75% for the previous quarter, primarily due to a nine bp increase in the rate on interest-bearing deposits during the third quarter, partially offset by our adjustment to certain transaction deposit rates late in the third quarter.
Late in the third quarter of 2024, the target range of the federal funds rate was reduced 50 bps to 4.75%-5.00%. At that time, we adjusted rates on transaction and time deposits, and we expect to continue lowering these rates in conjunction with future federal funds rate decreases. The market’s expectation is that the FOMC will continue lowering the target federal funds rate in the fourth quarter of 2024. During the twelve months ending September 30, 2025, we anticipate receiving approximately $134.0 million in securities cash flows with an average yield of 2.86%, and we project approximately $194.2 million of fixed rate loans will mature with an average yield of 5.95%. We expect to redeploy these balances into higher yielding assets. Additionally, during the twelve months ending September 30, 2025, we expect $558.5 million of time deposits to mature with an average rate of 4.47%, which we anticipate repricing into lower cost deposits. As of September 30, 2024, floating rate loans were 14.9% of loans HFI, and floating rate transaction deposits were 7.2% of interest-bearing transaction deposits. Depending on balance sheet activity and the movement in interest rates, we expect the net interest income and net interest margin FTE to improve slightly in the fourth quarter of 2024.
Provision for Credit Losses
The provision for credit losses for the third quarter of 2024 totaled $300,000, which included $200,000 for loans and $100,000 for unfunded loan commitments. The provision for credit losses in the second quarter was $300,000 for loans. The provision in the second and third quarters was due to potential economic challenges resulting from the recent inflationary environment, changing monetary policy, and loan growth. In the third quarter of 2024, we had an increase in unfunded loan commitments. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, trends in asset quality, forecasted information, and other conditions influencing loss expectations.

Noninterest Income
Noninterest income totaled $5.4 million for the third quarter of 2024, an increase of $321,000, or 6.3%, compared to $5.1 million for the previous quarter. The increase was mainly due to a gain on equity securities and increases in service charges on deposit accounts, loan and deposit income, and brokerage income, partially offset by a decrease in Small Business Investment Company (“SBIC”) income.
Equity securities are an investment in a Community Reinvestment Act (“CRA”) mutual fund consisting primarily of bonds. The gain or loss on equity securities is a fair value adjustment primarily driven by changes in the interest rate environment. Due to the fluctuations in market rates between quarters, equity securities had a gain of $107,000 in the third quarter of 2024, compared to a loss of $13,000 for the previous quarter.
Service charges on deposit accounts totaled $1.5 million for the third quarter of 2024, an increase of $119,000, or 8.7%, compared to $1.4 million for the previous quarter. This increase was mainly due to a larger number of non-sufficient fund transactions and related fee income in the third quarter of 2024.
Loan and deposit income totaled $588,000 for the third quarter of 2024, an increase of $96,000, or 19.5%, compared to $492,000 for the previous quarter. The third quarter of 2024 benefited from the receipt of a $151,000 nonrecurring loan fee.
Brokerage income was $987,000 for the third quarter of 2024, an increase of $94,000, or 10.5%, compared to $893,000 for the previous quarter. The higher income in the third quarter of 2024 was mainly due to increased investing activity by clients. Assets under management were $1.13 billion as of September 30, 2024.
SBIC income for the third quarter of 2024 was $301,000, a decrease of $153,000, or 33.7%, compared to $454,000 for the previous quarter. This decrease was primarily due to lower normal income received from these partnerships in the third quarter. We expect SBIC income to be slightly higher in the fourth quarter of 2024 when compared to the third quarter.
Operating Expenses
Operating expenses totaled $16.8 million for the third quarter of 2024, an increase of $63,000, or 0.4%, compared to $16.7 million for the previous quarter. This increase was mainly due to higher technology expenses and other tax expenses.
Technology expenses totaled $865,000 for the third quarter of 2024, an increase of $141,000, or 19.5%, compared to $724,000 for the previous quarter. This increase was primarily due to continued upgrades to our core banking systems and other software technology enhancements.
Other taxes totaled $622,000 for the third quarter of 2024, an increase of $122,000, or 24.4%, compared to $500,000 for the previous quarter. The second quarter benefited from the reversal of $145,000 of stock repurchase tax expense due to finalized guidelines.
Asset Overview
As of September 30, 2024, assets were $3.10 billion, compared to assets of $3.05 billion as of June 30, 2024, an increase of $53.2 million, or 1.7%. In the third quarter, assets were mainly impacted by a $30.5 million, or 1.1%, increase in deposits. In the third quarter of 2024, liquid assets increased $19.6 million, or 9.2%, to $232.6 million and averaged $224.0 million for the third quarter. As of September 30, 2024, we had sufficient liquid assets available and $1.69 billion accessible from other liquidity sources. The liquid assets to assets ratio was 7.50% as of September 30, 2024. Total securities increased $31.1 million, or 4.7%, to $697.7 million in the third quarter and were 22.5% of assets as of September 30, 2024. During the third quarter, loans HFI increased $8.2 million, or 0.4%, to $2.06 billion. The loans HFI to deposits ratio was 74.84% as of September 30, 2024, compared to 75.38% as of June 30, 2024.
Securities
Total securities as of September 30, 2024, were $697.7 million, an increase of $31.1 million, or 4.7%, from June 30, 2024. Securities increased primarily due to $52.9 million in purchases combined with a $14.9 million reduction in net unrealized loss on securities AFS. This was partially offset by maturities and principal repayments.
The estimated fair value of securities available for sale (“AFS”) totaled $560.6 million, net of $49.5 million of unrealized loss, as of September 30, 2024, compared to $526.9 million, net of $64.4 million of unrealized loss, as of June 30, 2024. As of September 30, 2024, the amortized cost of securities held-to-maturity (“HTM”) totaled $134.1 million compared to $136.8 million as of June 30, 2024. As of September 30, 2024, securities HTM had an unrealized loss of $17.3 million compared to $22.8 million as of June 30, 2024.
As of September 30, 2024, equity securities, which is an investment in a CRA mutual fund consisting primarily of bonds, totaled $3.0 million compared to $2.9 million as of June 30, 2024.

Loans
Loans HFI as of September 30, 2024, were $2.06 billion, slightly higher than $2.05 billion as of June 30, 2024. In the third quarter of 2024, we closed on a high level of loan commitments, which, depending on customer activity, should fund over time. Unfunded loan commitments that originated in the third quarter of 2024 totaled $76.4 million.

Loans HFI by Category
	September 30, 2024		June 30, 2024		Change from June 30, 2024 to September 30, 2024
(dollars in thousands)	Amount	Percent	Amount	Percent	$ Change	% Change
Real estate:
Commercial real estate	$875,590	42.6%	$865,645	42.3%	$9,945	1.1%
One-to-four family residential	616,467	30.0%	611,904	29.9%	4,563	0.7%
Construction and development	141,525	6.9%	129,197	6.3%	12,328	9.5%
Commercial and industrial	327,069	15.9%	344,071	16.8%	(17,002)	(4.9%)
Tax-exempt	66,436	3.2%	67,941	3.3%	(1,505)	(2.2%)
Consumer	28,961	1.4%	29,132	1.4%	(171)	(0.6%)
Total loans HFI	$2,056,048	100.0%	$2,047,890	100.0%	$8,158	0.4%
Commercial real estate (“CRE”) loans are collateralized by owner occupied and non-owner occupied properties mainly in Louisiana. Non-owner occupied office loans were $57.2 million, or 2.8% of loans HFI, as of September 30, 2024, and are primarily centered in low-rise suburban areas. The average CRE loan size was $947,000 as of September 30, 2024.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of September 30, 2024, total health care loans were 8.0% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 4.4% of loans HFI, and loans to physician and dental practices were 3.4% of loans HFI. The average health care loan size was $399,000 as of September 30, 2024.
Asset Quality and Allowance for Credit Losses
NPAs totaled $3.1 million as of September 30, 2024, a decrease of $103,000, or 3.2%, from June 30, 2024, primarily due to changes to nonaccrual loans. The ratio of NPAs to assets was 0.10% as of September 30, 2024, and 0.11% as of June 30, 2024.
As of September 30, 2024, the ACL was $21.8 million. The ratio of ACL to loans HFI was 1.06% as of September 30, 2024 and June 30, 2024. The net charge-offs to average loans ratio was 0.00% for the third quarter of 2024 and 0.01% for the second quarter of 2024.

Deposits
As of September 30, 2024, deposits were $2.75 billion, an increase of $30.5 million, or 1.1%, compared to June 30, 2024. Average deposits for the third quarter of 2024 were $2.73 billion, a decrease of $5.6 million, or 0.2%, from the prior quarter. The following tables provide details on our deposit portfolio:

Deposits by Account Type
	September 30, 2024		June 30, 2024		Change from June 30, 2024 to September 30, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Noninterest-bearing demand deposits	$882,394	32.1%	$892,942	32.9%	$(10,548)	(1.2%)
Interest-bearing deposits:
Interest-bearing demand deposits	163,787	6.0%	135,543	5.0%	28,244	20.8%
NOW accounts	379,566	13.8%	377,385	13.9%	2,181	0.6%
Money market accounts	551,229	20.0%	547,715	20.1%	3,514	0.6%
Savings accounts	166,723	6.1%	170,050	6.3%	(3,327)	(2.0%)
Time deposits less than or equal to $250,000	411,361	15.0%	399,981	14.7%	11,380	2.8%
Time deposits greater than $250,000	192,065	7.0%	193,030	7.1%	(965)	(0.5%)
Total interest-bearing deposits	1,864,731	67.9%	1,823,704	67.1%	41,027	2.2%
Total deposits	$2,747,125	100.0%	$2,716,646	100.0%	$30,479	1.1%

Deposits by Customer Type
	September 30, 2024		June 30, 2024		Change from June 30, 2024 to September 30, 2024
(dollars in thousands)	Balance	% of Total	Balance	% of Total	$ Change	% Change
Consumer	$1,348,281	49.1%	$1,351,709	49.8%	$(3,428)	(0.3%)
Commercial	1,191,625	43.4%	1,149,023	42.3%	42,602	3.7%
Public	207,219	7.5%	215,914	7.9%	(8,695)	(4.0%)
Total deposits	$2,747,125	100.0%	$2,716,646	100.0%	$30,479	1.1%
In the third quarter of 2024, customer deposit balances remained consistent, with normal activity.
The Bank has a granular, diverse deposit portfolio with customers in a variety of industries throughout Louisiana. As of September 30, 2024, the average deposit account size was approximately $27,000.
As of September 30, 2024, our estimated uninsured deposits, which are the portion of deposit accounts that exceed the FDIC insurance limit (currently $250,000), were approximately $832.2 million, or 30.3% of total deposits. This amount was estimated based on the same methodologies and assumptions used for regulatory reporting purposes. Also, as of September 30, 2024, our estimated uninsured deposits, excluding collateralized public entity deposits, were approximately $674.8 million, or 24.6% of total deposits. Our cash and cash equivalents of $232.6 million, combined with our available borrowing capacity of $1.69 billion, equaled 231.3% of our estimated uninsured deposits and 285.2% of our estimated uninsured deposits, excluding collateralized public entity deposits.
Stockholders’ Equity
Total stockholders’ equity as of September 30, 2024, was $324.3 million compared to $307.0 million as of June 30, 2024. The $17.3 million, or 5.6%, increase in stockholders’ equity during the third quarter of 2024 was attributable to a $12.1 million, net of tax, market adjustment to accumulated other comprehensive loss related to securities, $8.8 million of net income, and $92,000 of stock compensation, partially offset by the repurchase of 60,233 shares of common stock for $3.0 million and $615,000 in cash dividends. We paid a quarterly cash dividend of $0.09 per share on September 19, 2024.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission’s (“SEC”) rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and realized book value per share as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies’ reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(dollars in thousands, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net Income	$8,754	$7,987	$8,021	$24,929	$26,587

Per Common Share Data:
Earnings per share, basic	$1.28	$1.16	$1.12	$3.60	$3.70
Earnings per share, diluted	$1.27	$1.16	$1.12	$3.59	$3.70
Book value per share	$47.51	$44.58	$39.43	$47.51	$39.43
Tangible book value per share (1)	$47.28	$44.35	$39.21	$47.28	$39.21
Realized book value per share (1)	$54.78	$53.54	$50.27	$54.78	$50.27
Cash dividends per share	$0.09	$0.09	$0.08	$0.27	$0.24
Shares outstanding	6,826,120	6,886,928	7,150,685	6,826,120	7,150,685
Weighted average shares outstanding, basic	6,851,223	6,896,030	7,168,413	6,932,137	7,176,219
Weighted average shares outstanding, diluted	6,867,474	6,914,140	7,180,084	6,949,196	7,188,371

Summary Performance Ratios:
Return on average assets	1.13%	1.05%	1.05%	1.08%	1.18%
Return on average equity	11.11%	10.69%	11.15%	10.86%	12.71%
Net interest margin	2.93%	2.87%	2.74%	2.87%	2.91%
Net interest margin FTE	2.98%	2.92%	2.78%	2.92%	2.94%
Efficiency ratio	60.09%	62.07%	61.70%	60.84%	59.02%
Loans HFI to deposits ratio	74.84%	75.38%	70.60%	74.84%	70.60%
Noninterest-bearing deposits to deposits ratio	32.12%	32.87%	35.22%	32.12%	35.22%
Noninterest income to average assets	0.70%	0.67%	0.73%	0.67%	0.71%
Operating expense to average assets	2.17%	2.19%	2.13%	2.14%	2.12%

Summary Credit Quality Ratios:
NPAs to assets	0.10%	0.11%	0.07%	0.10%	0.07%
Nonperforming loans to loans HFI	0.15%	0.16%	0.10%	0.15%	0.10%
ACL to loans HFI	1.06%	1.06%	1.09%	1.06%	1.09%
Net charge-offs to average loans	0.00%	0.01%	0.00%	0.02%	0.01%

Capital Ratios:
Stockholders’ equity to assets	10.46%	10.07%	9.20%	10.46%	9.20%
Tangible common equity to tangible assets(1)	10.41%	10.02%	9.15%	10.41%	9.15%
Total risk-based capital to risk-weighted assets	18.07%	18.01%	18.35%	18.07%	18.35%
Tier 1 risk-based capital to risk-weighted assets	17.05%	16.99%	17.31%	17.05%	17.31%
Common equity Tier 1 capital to risk-weighted assets	17.05%	16.99%	17.31%	17.05%	17.31%
Tier 1 risk-based capital to average assets	11.90%	11.74%	11.56%	11.90%	11.56%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
ASSETS
Cash and due from banks	$39,664	$35,035	$19,401	$53,062	$42,413
Interest-bearing deposits in other banks	192,983	178,038	210,404	252,364	279,786
Securities available-for-sale, at fair value	560,555	526,890	545,967	570,092	529,046
Securities held-to-maturity, at amortized cost	134,145	136,824	139,328	141,236	143,420
Equity securities, at fair value	3,028	2,921	2,934	2,965	2,833
Nonmarketable equity securities	2,305	2,283	2,261	2,239	2,190
Loans held for sale	1,805	3,878	1,653	1,306	2,348
Loans held for investment	2,056,048	2,047,890	2,038,072	1,992,858	1,948,606
Allowance for credit losses	(21,757)	(21,627)	(21,564)	(21,336)	(21,183)
Premises and equipment, net	57,661	57,910	57,539	57,088	56,466
Accrued interest receivable	9,465	9,570	9,995	9,945	8,778
Bank-owned life insurance	30,164	29,947	29,731	29,529	29,332
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	2,853	2,973	3,091	3,629	3,757
Other assets	31,285	34,450	32,940	32,287	36,815
Total Assets	$3,101,750	$3,048,528	$3,073,298	$3,128,810	$3,066,153

LIABILITIES
Noninterest-bearing deposits	$882,394	$892,942	$895,439	$916,456	$972,155
Interest-bearing deposits	1,864,731	1,823,704	1,850,452	1,885,432	1,787,738
Total Deposits	2,747,125	2,716,646	2,745,891	2,801,888	2,759,893
Accrued interest payable	11,751	8,747	8,959	8,000	6,800
Lease liabilities	2,982	3,100	3,215	3,767	3,892
Accrued expenses and other liabilities	15,574	13,045	15,919	11,304	13,617
Total Liabilities	2,777,432	2,741,538	2,773,984	2,824,959	2,784,202
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	41,402	44,413	45,177	55,136	58,031
Additional paid-in capital	2,682	2,590	2,485	2,407	2,327
Retained earnings	329,858	321,719	314,352	306,802	299,079
Accumulated other comprehensive income (loss)	(49,624)	(61,732)	(62,700)	(60,494)	(77,486)
Total Stockholders’ Equity	324,318	306,990	299,314	303,851	281,951
Total Liabilities and Stockholders’ Equity	$3,101,750	$3,048,528	$3,073,298	$3,128,810	$3,066,153

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$27,909	$26,882	$23,925	$80,684	$68,541
Interest on securities	4,334	4,068	3,404	12,465	10,635
Interest on federal funds sold	—	—	—	—	886
Interest on deposits in other banks	2,630	2,709	2,950	8,378	6,359
Dividends on stock	28	22	45	73	106
Total Interest and Dividend Income	34,901	33,681	30,324	101,600	86,527
INTEREST EXPENSE
Interest on deposits	12,444	11,894	9,562	35,993	21,319
Interest on other borrowed funds	—	—	37	—	64
Total Interest Expense	12,444	11,894	9,599	35,993	21,383
Net Interest Income	22,457	21,787	20,725	65,607	65,144
Provision for credit losses	300	300	185	900	485
Net Interest Income After Provision for Credit Losses	22,157	21,487	20,540	64,707	64,659
NONINTEREST INCOME
Service charges on deposit accounts	1,486	1,367	1,489	4,223	4,317
Debit card income, net	905	949	830	2,875	2,687
Mortgage loan income	732	650	604	1,838	1,524
Brokerage income	987	893	1,029	2,867	2,759
Loan and deposit income	588	492	571	1,572	1,566
Bank-owned life insurance income	217	216	191	635	557
Gain (Loss) on equity securities	107	(13)	(113)	63	(145)
SBIC income	301	454	920	1,107	2,479
Other income (loss)	96	90	60	266	184
Total Noninterest Income	5,419	5,098	5,581	15,446	15,928
OPERATING EXPENSES
Personnel expenses	9,700	9,603	9,461	28,854	28,008
Occupancy and equipment expenses	1,661	1,698	1,663	4,975	4,933
Technology expenses	865	724	675	2,298	2,066
Advertising	317	408	331	1,061	955
Other business development expenses	521	593	522	1,589	1,451
Data processing expense	652	651	651	1,650	1,689
Other taxes	622	500	664	1,859	2,042
Loan and deposit expenses	294	309	238	561	728
Legal and professional expenses	653	729	616	2,000	1,714
Regulatory assessment expenses	421	401	419	1,226	1,223
Other operating expenses	1,046	1,073	990	3,241	3,041
Total Operating Expenses	16,752	16,689	16,230	49,314	47,850
Income Before Income Tax Expense	10,824	9,896	9,891	30,839	32,737
Income tax expense	2,070	1,909	1,870	5,910	6,150
Net Income	$8,754	$7,987	$8,021	$24,929	$26,587

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2024			June 30, 2024
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,054,451	$27,909	5.32%	$2,042,602	$26,882	5.21%
Securities - taxable	545,171	3,344	2.45%	546,466	3,069	2.25%
Securities - tax-exempt	191,285	990	2.07%	193,954	999	2.06%
Interest-bearing deposits in other banks	194,229	2,630	5.36%	199,668	2,709	5.43%
Nonmarketable equity securities	2,284	28	4.85%	2,262	22	3.96%
Total interest-earning assets	2,987,420	$34,901	4.59%	2,984,952	$33,681	4.48%
Allowance for credit losses	(21,702)			(21,653)
Noninterest-earning assets	104,599			96,631
Total assets	$3,070,317			$3,059,930
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,230,487	$6,042	1.95%	$1,230,474	$5,701	1.86%
Time deposits	597,286	6,402	4.26%	595,120	6,193	4.19%
Total interest-bearing deposits	1,827,773	12,444	2.71%	1,825,594	11,894	2.62%
Other borrowings	—	—	—%	1	—	5.78%
Total interest-bearing liabilities	1,827,773	$12,444	2.71%	1,825,595	$11,894	2.62%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	901,192			908,930
Accrued interest and other liabilities	28,006			24,868
Total noninterest-bearing liabilities	929,198			933,798
Stockholders’ equity	313,346			300,537
Total liabilities and stockholders’ equity	$3,070,317			$3,059,930
Net interest income		$22,457			$21,787
Net interest spread			1.88%			1.86%
Net interest margin			2.93%			2.87%
Net interest margin FTE(3)			2.98%			2.92%
Cost of deposits			1.81%			1.75%
Cost of funds			1.66%			1.60%
(1)Includes average outstanding balances of loans held for sale of $3.0 million and $3.2 million for the three months ended September 30, 2024 and June 30, 2024, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended
	September 30, 2024			September 30, 2023
(dollars in thousands)	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate	Average Balance Outstanding	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$2,037,435	$80,684	5.21%	$1,933,226	$68,541	4.68%
Securities - taxable	553,714	9,461	2.28%	618,345	7,535	1.63%
Securities - tax-exempt	194,341	3,004	2.06%	203,748	3,100	2.03%
Federal funds sold	—	—	—%	24,861	886	4.70%
Interest-bearing deposits in other banks	206,023	8,378	5.40%	167,210	6,359	5.05%
Nonmarketable equity securities	2,262	73	4.27%	3,744	106	3.76%
Total interest-earning assets	2,993,775	$101,600	4.47%	2,951,134	$86,527	3.88%
Allowance for credit losses	(21,586)			(20,920)
Noninterest-earning assets	100,586			88,527
Total assets	$3,072,775			$3,018,741
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,240,737	$17,424	1.88%	$1,259,198	$12,126	1.29%
Time deposits	591,771	18,569	4.19%	441,442	9,193	2.78%
Total interest-bearing deposits	1,832,508	35,993	2.62%	1,700,640	21,319	1.68%
Other borrowings	—	—	—%	1,539	64	5.49%
Total interest-bearing liabilities	1,832,508	$35,993	2.62%	1,702,179	$21,383	1.68%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	907,722			1,016,034
Accrued interest and other liabilities	25,983			20,951
Total noninterest-bearing liabilities	933,705			1,036,985
Stockholders’ equity	306,562			279,577
Total liabilities and stockholders’ equity	$3,072,775			$3,018,741
Net interest income		$65,607			$65,144
Net interest spread			1.85%			2.20%
Net interest margin			2.87%			2.91%
Net interest margin FTE(3)			2.92%			2.94%
Cost of deposits			1.75%			1.05%
Cost of funds			1.61%			0.97%
(1)Includes average outstanding balances of loans held for sale of $2.7 million and $2.5 million for the nine months ended September 30, 2024 and 2023, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	September 30, 2024	June 30, 2024	September 30, 2023
Tangible common equity
Total stockholders’ equity	$324,318	$306,990	$281,951
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$322,772	$305,444	$280,405
Realized common equity
Total stockholders’ equity	$324,318	$306,990	$281,951
Adjustments:
Accumulated other comprehensive (income) loss	49,624	61,732	77,486
Total realized common equity (non-GAAP)	$373,942	$368,722	$359,437
Common shares outstanding	6,826,120	6,886,928	7,150,685
Book value per share	$47.51	$44.58	$39.43
Tangible book value per share (non-GAAP)	$47.28	$44.35	$39.21
Realized book value per share (non-GAAP)	$54.78	$53.54	$50.27

Tangible assets
Total assets	$3,101,750	$3,048,528	$3,066,153
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,100,204	$3,046,982	$3,064,607
Total stockholders’ equity to assets	10.46%	10.07%	9.20%
Tangible common equity to tangible assets (non-GAAP)	10.41%	10.02%	9.15%